SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to § 240.14a-12

PIONEER DRILLING COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PIONEER DRILLING COMPANY

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

April 9, 2010

Dear Shareholder:

On behalf of the board of directors, we invite you to attend the 2010 Annual Meeting of Shareholders of Pioneer Drilling Company. We will hold the meeting at 10:00 a.m., Central time, on Friday, May 14, 2010, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, 8620 N. New Braunfels Street, San Antonio, Texas.

On the following pages you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Pioneer Drilling Company’s operations during the fiscal year ended December 31, 2009, is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your interest in Pioneer Drilling Company.

Sincerely,

Dean A. Burkhardt	Wm. Stacy Locke
Chairman	President and Chief Executive Officer

PIONEER DRILLING COMPANY

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, May 14, 2010

To the Shareholders of Pioneer Drilling Company:

The 2010 Annual Meeting of Shareholders of Pioneer Drilling Company will be held on Friday, May 14, 2010, at 10:00 a.m., Central time, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, 8620 N. New Braunfels Street, San Antonio, Texas. At the meeting, we will ask you to consider and take action on the following:

(1)	the election of John Michael Rauh (as a Class III director) as a members of the board of directors of Pioneer Drilling Company, to serve until our 2013 Annual Meeting of Shareholders or until his successor has been duly elected and qualified (Proposal 1);

(2)	the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010 (Proposal 2); and

(3)	the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

This notice and the attached proxy statement are first being mailed to our shareholders on or about April 9, 2010. Our board of directors has set the close of business on March 31, 2010, as the record date for determining shareholders entitled to receive notice of and vote at the annual meeting. A list of all shareholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. This list will also be available at the meeting.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 14, 2010. The proxy statement and annual report to shareholders are available at www.pioneerproxy.com.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to assure a quorum, please vote, sign, date and return the enclosed proxy card, whether or not you plan to attend the meeting.

By Order of the Board of Directors

Carlos R. Peña Senior Vice President, General Counsel, Secretary and Compliance Officer

San Antonio, Texas

April 9, 2010

PIONEER DRILLING COMPANY

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	What am I being asked to vote on?

A:	We are asking you to vote on the following:

•

the election of John Michael Rauh (as a Class III director) as a member of the board of directors of Pioneer Drilling Company, to serve until our 2013 Annual Meeting of Shareholders or until his successor has been duly elected and qualified;

•	the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010; and

•	the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Q:	Who may vote?

A:	All shareholders of record as of the close of business on March 31, 2010, the record date, are entitled to vote. Shareholders are entitled to one vote per share of common stock held. As of March 31, 2010, there were 54,109,246 shares of our common stock outstanding.

Q:	Who may attend the meeting?

A:	All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	You may vote in two ways:

•	you may come to the annual meeting and cast your vote in person; or

•

you may vote by completing, signing and returning the enclosed proxy card. If you return a completed and signed proxy card, the persons named on the card will vote your shares in the manner you indicate.

Q:	Who is soliciting my proxy?

A:	Pioneer is soliciting your proxy on behalf of its board of directors.

Q:	When did Pioneer first distribute this proxy statement and the accompanying form of proxy to its shareholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our shareholders on or about April 9, 2010.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR election of the director nominee (Proposal 1) and FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010 (Proposal 2). We are not aware of any other matters that may come before the annual meeting. If other matters are properly brought before the annual meeting, the proxy holders will vote your shares in accordance with their best judgment.

Q:	What if I vote by proxy and then change my mind?

A:	You can revoke your proxy at any time before the annual meeting by:

•	providing written notice of the revocation of your proxy to our Corporate Secretary at our principal executive offices at the mailing address indicated below;

•	delivering a properly executed proxy dated after the date of the proxy you want to revoke; or

•	attending the annual meeting and casting your vote in person.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of capital stock of Pioneer entitled to vote at the meeting constitutes a quorum. We need a quorum of shareholders to hold a valid annual meeting. If you properly sign and return your proxy card, you will be considered part of the quorum.

We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, a majority in interest of those present or represented at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until a quorum is present or represented.

Q:	What vote is required for the passage of each of the proposals being considered at the annual meeting?

A:	Directors will be elected by a plurality of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the vote for the director nominees. Ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010 (Proposal 2) requires the affirmative vote of the holders of a majority of the shares of capital stock of Pioneer entitled to vote on, and that vote for or against or expressly abstain with respect to Proposal 2. An abstention will have the effect of a vote against Proposal 2. A broker non-vote will not have any effect on Proposal 2.

Q:	Who will count the votes?

A:	Representatives of Registrar & Transfer Company, the transfer agent for our common stock, will tabulate the votes.

Q:	What shares are included on the proxy card?

A:	The shares listed on your card represent all the shares of our common stock held in your name (as distinguished from shares held by a broker in “street” name). You will receive a separate card from your broker if your broker holds shares for you in “street” name.

Q:	What does it mean if I receive more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:	What is Pioneer’s mailing address?

A:	Our mailing address is Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock as of March 31, 2010 by (1) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors and nominees, (3) each of the named executive officers listed in the summary compensation table in this proxy statement and (4) all our directors and executive officers as a group. As of March 31, 2010, we were not aware of any person beneficially owning more than 5% of the outstanding shares of our common stock, other than those listed below. Unless otherwise indicated below, all shareholders have the same principal business address as Pioneer. All persons listed in the table below have sole voting and investment power with respect to their shares unless otherwise indicated. As of March 31, 2010, there were 54,109,246 shares of common stock outstanding.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percent of Class (1)
Pebbleton Corporation N.V.
Peitermaai 15
Curacao, Netherlands Antilles	4,937,108	(2)	9.12%

BlackRock Inc.
40 East 52nd Street
New York, NY 10022	4,508,328	(3)	8.33%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	4,240,425	(4)	7.83%

Third Avenue Management LLC
622 Third Avenue, 32nd Floor
New York, NY 10017	3,840,896	(5)	7.10%

Wm. Stacy Locke	897,174	(6)	1.64%
Franklin C. West	690,000	(7)	1.26%
William D. Hibbetts	379,513	(8)	*
Lorne E. Phillips	123,608	(9)	*
Joseph B. Eustace	123,517	(10)	*
Carlos R. Peña	38,000	(11)	*
Dean A. Burkhardt	58,620	(12)	*
C. John Thompson	48,620	(12)	*
John Michael Rauh	29,429	(13)	*
Scott D. Urban	24,429	(13)	*
All directors and executive officers as a group (9 persons)	2,033,397	(14)	3.65%

*	Less than 1%
(1)

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the amounts shown for the number of shares and percentage ownership for each person listed include (1) any shares that may be acquired pursuant to options exercisable within 60 days of March 31, 2010, and (2) unvested restricted stock. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person; however, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. For all executive officers and directors as a group, the amount indicated includes, and the percentage ownership deems as outstanding, (1) any shares that may be acquired pursuant to options held by members of the group and exercisable within 60 days of

March 31, 2010, and (2) unvested restricted stock held by members of the group. Holders of unvested restricted stock have voting rights with respect to such shares. Holders of stock options do not have voting rights with respect to shares subject to such options.

(2)	Based on a Schedule 13D filed with the SEC jointly by Pebbleton Corporation N.V. (“Pebbleton”) and Issam M. Fares on January 22, 2010. Pebbleton and Mr. Fares share voting and dispositive power with respect to these shares.
(3)	Based on a Schedule 13G filed with the SEC by BlackRock Inc. on January 29, 2010. Blackrock Inc., which acquired Barclays Global Investors, N.A. on December 1, 2009, has sole voting and dispositive power with respect to these shares.
(4)	Based on an amended Schedule 13G filed with the SEC by Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors, Inc.) (“Dimensional”) on February 8, 2010. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional has sole voting power with regard to 4,149,527 shares and sole dispositive power with regard to 4,240,425 that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all of the 4,240,425 shares are owned by the Funds, and the Funds have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. Dimensional disclaims beneficial ownership of such securities.
(5)	Based on a Schedule 13G filed with the SEC by Third Avenue Management LLC (“TAM”) on February 16, 2010. TAM has sole voting and dispositive power with regard to 3,840,896 shares. TAM acts as an investment advisor to various parties who have the right to receive dividends from, and the proceeds from the sale of, certain of the shares reported by TAM as follows: (i) OFI Select-Third Avenue US Equity Fund (SICAV)—36,985 shares; (ii) Third Avenue Small Cap Value Fund—2,010,022 shares; (iii) Met Investors Series Trust- Third Avenue Small Cap Portfolio—1,651,830 shares; (iv) Touchstone Variable Series Trust-Touchstone Third Avenue Value Fund—141,359 shares; and (v) Third Avenue Small Cap Value Fund UCITS—700 shares.
(6)	Includes options to purchase 643,667 shares of common stock and 50,400 shares of unvested restricted stock.
(7)	Includes options to purchase 651,000 shares of common stock and 26,000 shares of unvested restricted stock.
(8)	Includes options to purchase 189,613 shares of common stock and 6,600 shares of unvested restricted stock.
(9)	Includes options to purchase 63,333 shares of common stock and 12,000 shares of unvested restricted stock.
(10)	Includes options to purchase 97,667 shares of common stock and 14,867 shares of unvested restricted stock.
(11)	Includes options to purchase 26,000 shares of common stock and 8,000 shares of unvested restricted stock.
(12)	Includes options to purchase 25,000 shares of common stock and 21,667 shares of unvested restricted stock.
(13)	Includes options to purchase 6,667 shares of common stock and 17,762 shares of unvested restricted stock.
(14)	This category includes the executive officers and directors in the table above, except for Mr. Hibbetts who was not deemed to be an executive officer as of the date of this proxy statement. Mr. Hibbetts is included in the table above because he was a named executive officer according to the rules and regulations of the Securities and Exchange Commission during 2009. The amount indicated includes options to purchase 1,545,001 shares of common stock and 190,125 shares of unvested restricted stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of five directors. Our board of directors is divided into three separate classes (Class I, Class II and Class III) with staggered terms. The current term of office for our Class III director will expire at the annual meeting.

Our board of directors has nominated Mr. Rauh, who currently serves on the board of directors, as the nominee for election at the annual meeting as a Class III director. Mr. Rauh has served as one of our directors since October 2008.

Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast by the holders of shares of capital stock of Pioneer entitled to vote on the election of directors at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, unless you withhold authority to vote for the nominee, the persons named as proxies will vote FOR the election of the nominee listed below. We do not expect that the nominee will refuse or be unable to act as a director. If, however, the nominee becomes unable or unwilling to serve as a director, the persons named as proxies intend to vote the proxy shares for the election of any other person the board of directors may designate.

Nominee

Class III Director Nominee for Election to a Term Expiring at the 2013 Annual Meeting	Age	Position Held
John Michael Rauh	60	Director

John Michael Rauh has served as one of our directors since October 2008. Mr. Rauh served as Vice President and Corporate Controller of Kerr-McGee Corporation from 2001 until his retirement in 2006, where he was responsible for worldwide accounting, tax and Sarbanes-Oxley 404 compliance. He also served as a Founding Director of Kerr-McGee’s chemical operations spin-off. Mr. Rauh joined Kerr-McGee in 1981 and served in varying capacities, including Vice President and Treasurer, Vice President and Controller, and Assistant Controller. Prior to joining Kerr-McGee, Mr. Rauh was an auditor with Arthur Young & Company, which merged with Ernst & Whinney in 1989 to form Ernst & Young. He received a master’s degree in accounting from Oklahoma State University and a bachelor’s degree in accounting and economics from Northwestern Oklahoma State University. Mr. Rauh served as a director of Tronox, Inc. from 2005 to 2006. Mr. Rauh, along with other former officers and directors of Kerr-McGee, and various other corporate and individual defendants, have been named as a defendant in a litigation pending in the United States District Court, Southern District of New York, captioned In Re Tronox, Inc., Securities Litigation, 1:09-cv-06220-SAS. The consolidated complaint asserts securities law claims under Sections 10(b) and 20(a) of the Securities Exchange Act. A motion to dismiss the action is pending.

Mr. Rauh’s expertise in a variety of financial and accounting matters, experience in Sarbanes-Oxley 404 compliance and service with a global oil and gas business make him a valuable member of the board of directors and enhances the value of his service as a member of the Audit Committee, where he also qualifies as an “audit committee financial expert.” Mr. Rauh’s bachelor’s and master’s degrees in accounting enable him to advise the Board on accounting-related matters. Mr. Rauh’s experience at a global oil and gas company provide him with insights relating to many of the same issues we face in our business, including markets, operational, regulatory, technological, and financial. Mr. Rauh’s significant experience in several senior financial positions at Kerr-McGee, as well as his previous service as an auditor with an accounting firm, provides a solid platform for him to advise and consult with the board of directors on financial and audit-related matters.

Our board of directors unanimously recommends a vote “FOR” the election of John Michael Rauh as a Class III Director.

DIRECTORS WITH A TERM EXPIRING IN 2011

Class I Directors Whose Term Expires at the 2011 Annual Meeting	Age	Position Held
Dean A. Burkhardt	59	Chairman

Scott D. Urban	56	Director

Dean A. Burkhardt has served as one of our directors since October 26, 2001 and Chairman since May 2008. In addition to his role as a horse and cattle rancher, Mr. Burkhardt has been a consultant to the energy services industry since 1997 with a special emphasis in oil and gas projects in emerging markets, workover services, fuel cells and engineering and quality management services. He also served as co-founder, President and CEO (1983-1985) of Applied Petroleum Software, a provider of production engineering software for optimizing oil and gas well completions; President and CEO of Seismic Products (1982), Cliff Mock, Inc. (1982) and Tescorp Energy Services (1981-1982) as well as President and COO of Tescorp, Inc. (1982); was a co-founder (1979), Executive Vice President of Sales and Operations (1979-1981) and a director (1979-1989) of Cheyenne Services, Inc., a provider of oilfield tubular makeup, tubular inspection and third party quality assurance services.

As a result of Mr. Burkhardt’s service as a director of the Company for over 8 years, he has become very familiar with our business and the important issues facing the Company. Mr. Burkhardt’s experience as a consultant in the energy services industry makes him a valuable member of the board of directors. Mr. Burkhardt serves as a member of the Audit Committee and qualifies as an “audit committee financial expert.” Mr. Burkhardt also holds a master’s degree in international management, with an emphasis in marketing and accounting from the American Graduate School of International Management and regularly attends seminars on accounting and financial matters, which enables him to provide guidance to the board of directors related to the Company’s international development and accounting-related matters. Mr. Burkhardt’s significant experience with several companies involved in the oil and gas industry gives him insights relating to many of the same issues we face in our business and provides a solid platform for him to advise and consult with the board of directors on such issues, including oil and gas projects in emerging markets, workover services, fuel cells and engineering and quality management services.

Scott D. Urban has served as one of our directors since October 2008. Mr. Urban is a partner in Edgewater Energy Partners, a consulting firm focused on the oil and gas exploration and production industry and assisting private equity firms with upstream investments. Mr. Urban served as Group Vice President, Upstream, for BP PLC from 2004 to 2005 and served as BP’s Group Vice President, North Sea Operations, from 2000 to 2004. Prior to joining BP, Mr. Urban held a variety of management positions with Amoco Corporation, including Group Vice President, Worldwide Exploration and Upstream Business Unit Manager, China. Mr. Urban received a master’s degree in geology and a Bachelor’s Degree in earth science from Bowling Green State University. Mr. Urban currently serves on the board of directors of Noble Energy, Inc. and has served as a board member of the UK Offshore Operators Association, the Business Council for International Understanding and the Netherlands Oil and Gas Exploration and Production Association.

Mr. Urban’s expertise as a consultant in the oil and gas exploration and production industry makes him a valuable member of the board of directors. Mr. Urban’s significant experience at multiple global oil and gas companies provide him with insights relating to many of the same issues we face in our business, including markets, operational, regulatory, technological, and financial. Mr. Urban’s master’s degree in geology gives him a deep understanding of, and enables him to advise the board of directors on, many matters relating to oil and gas drilling. Mr. Urban’s service as a member of the board of directors of Noble Energy, Inc. gives him valuable experience in managing the issues that face a publicly held oil and gas company with international operations and allows him to share best practices with the board of directors.

DIRECTORS WITH A TERM EXPIRING IN 2012

Class II Directors Whose Term Expires at the 2012 Annual Meeting	Age	Position(s) Held
Wm. Stacy Locke	54	President, Chief Executive Officer and Director

C. John Thompson	57	Director

Wm. Stacy Locke has served as one of our directors as well as President of the company since May 1995, when he joined Pioneer. In December 2003, Mr. Locke was appointed Chief Executive Officer. In addition to his continuous role as President, Mr. Locke has also served as Chief Financial Officer and Chief Operating Officer. Prior to joining Pioneer, Mr. Locke was in investment banking with Arneson, Kercheville, Erhenberg & Associates from 1993 to 1995 and Chemical Banking Corporation from 1988 to 1992. Mr. Locke worked for Tesoro Petroleum Corporation and Valero Energy Corporation as a geologist from 1979 to 1982. Mr. Locke received a Bachelor’s Degree in geology from the University of California Santa Barbara and a Master of Business Administration Degree from Southern Methodist University.

Mr. Locke’s fifteen years of experience at Pioneer, including his service as Chief Executive Officer for seven years, gives him unique knowledge of the opportunities and challenges associated with our business. Mr. Locke’s familiarity with all aspects of Pioneer’s business and his historical understanding of its operations, combined with his understanding of the oil and gas industry, geology and investment banking makes him uniquely qualified to advise the board of directors and to lead Pioneer as Chief Executive Officer.

C. John Thompson has served as one of our directors since May 2001. Mr. Thompson currently serves as Chairman and Chief Executive Officer of Ventana Capital Advisors, Inc., a capital advisory company he founded in June 2004. Mr. Thompson has over thirty years experience in the energy capital business. Mr. Thompson has worked as a business consultant, in the energy capital business with Enron, the investment banking services business with a company he co-founded, Sagestone Capital Partners, and as the manager of the energy commercial banking business with InterFirst Bank in Houston.

As one of Pioneer’s longest-serving non-executive directors, Mr. Thompson brings an important institutional knowledge to the board of directors. His work as an executive in the oil and gas industry, and his experience in the energy capital business including more than ten years in energy commercial banking, provides him with insights relating to many of the same issues facing our business, including markets, operational, regulatory, technological, and financial. Mr. Thompson also serves as a member of the Audit Committee and qualifies as an “audit committee financial expert.” Mr. Thompson holds a master’s degree in business administration with an emphasis in finance and accounting from the University of Texas at Austin, which enables him to provide guidance to the Board on finance and accounting-related matters. Mr. Thompson’s experience as founder of a capital advisory company and as a consultant provides the board of directors with a unique perspective into different industries and an understanding of various capital strategies.

There are no family relations of first cousin or closer among our directors or executive officers by blood, marriage or adoption. The board has determined that all of our directors are independent directors, as defined by the rules of the NYSE Amex, other than Mr. Locke who, as President and Chief Executive Officer, is an employee of Pioneer.

INFORMATION CONCERNING MEETINGS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Meetings

Our board of directors held eight meetings and acted by written consent seven times during the fiscal year ended December 31, 2009. The board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. During the fiscal year ended December 31, 2009, all of the directors attended 100% of the total number of meetings of the board and any committee on which each served. In addition, the independent directors also held regular meetings consisting solely of independent directors during the fiscal year ended December 31, 2009.

Independent Chairman of the Board

Our board of directors has separated the roles of Chairman and Chief Executive Officer. The separation of roles was implemented to allow our Chief Executive Officer, Mr. Locke, to focus on the management of the Company and our independent Chairman to focus on the continued development of a high-performing board of directors, including (i) developing board agendas, (ii) working with Company management to ensure the board of directors has timely and adequate information, (iii) coordinating board committee activities, (iv) supporting and mentoring the Chief Executive Officer and (v) ensuring effective stakeholder communications. Among the duties and responsibilities of our independent Chairman are the following:

•	presiding at all meetings of the board, including executive sessions of the independent directors and non-management directors;

•	assisting in the preparation of agendas and schedules, including agenda items and time allocations, for all meetings of the board of directors and its committees;

•	promoting an environment of open, transparent, two-way communications between the board and senior management;

•	communicating with senior management to align board of directors and management priorities;

•	promoting an active, on-going succession process for the board of directors and senior management positions;

•	promoting, with senior management, the enterprise risk management process;

•	supporting senior management in promoting high ethical standards in all Company and board directors dealings; and

•	overseeing the implementation of the strategic planning processes.

Audit Committee

During the fiscal year ended December 31, 2009, Messrs. Burkhardt, Thompson and Rauh (chairman) served on the audit committee. Mr. Burkhardt served as the chairman of the audit committee until May 15, 2009, at which time Mr. Rauh was appointed chairman of the audit committee. The audit committee met six times during the fiscal year ended December 31, 2009. The audit committee is governed by a charter that the board of directors amended and restated on December 11, 2008. You can obtain a copy of that charter by going to our Web site at www.pioneerdrlg.com.

Our common stock is listed on the NYSE Amex. As such, we have agreed to comply with the listing standards of the NYSE Amex, which require that we have at least three members of the audit committee, each of whom is independent. Each of our audit committee members is independent, as defined by the rules of the NYSE Amex and the rules and regulations of the SEC. In addition, the board has determined that each member of the audit committee is an “audit committee financial expert” as defined by the SEC. The experience of each member of the audit committee is described in the biographies under the heading “Proposal 1—Election of Directors.”

The audit committee’s role is one of financial oversight. Our management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The following functions are the key responsibilities of the audit committee in carrying out its oversight:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm and overseeing the qualifications and independence of such firm;

•	overseeing our accounting and financial reporting processes and the audits of our financial statements;

•	overseeing the performance of our internal audit function;

•	overseeing our compliance with legal and regulatory requirements;

•	preparing a report for inclusion in our proxy statement of its review of our audited financial statements;

•	pre-approving audit, review or attest services and permitted non-audit services (including the terms and fees thereof) to be performed by our independent registered public accounting firm; and

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and recommending revisions to the board.

The audit committee meets separately from the whole board with the independent auditors to provide an open avenue of communication. The audit committee is ultimately responsible for the selection, evaluation and replacement of our independent auditors.

Compensation Committee

During the fiscal year ended December 31, 2009, Messrs. Burkhardt, Thompson and Urban (chairman) served on the compensation committee. Mr. Thompson served as chairman of the compensation committee until May 15, 2009, at which time Mr. Urban was appointed chairman of the compensation committee. The compensation committee met three times and acted by written consent six times during the fiscal year ended December 31, 2009. In addition, the compensation committee also held meetings with our compensation consultant during the fiscal year ended December 31, 2009. Each of our compensation committee members is independent, as defined by the rules of the NYSE Amex. The compensation committee is governed by a charter that the board amended and restated on December 11, 2008. You can obtain a copy of that charter by going to our Web site at www.pioneerdrlg.com. The compensation committee’s responsibilities include:

•	approving and overseeing our compensation policies, objectives and programs for our executive officers and directors;

•	annually reviewing and approving corporate goals, objectives and other key measures relevant to the compensation of Pioneer’s executive officers and other key employees;

•	reviewing and approving all formal employment or other contracts between Pioneer and our executive officers and other key employees;

•

administering and reviewing Pioneer’s incentive-compensation plans, equity-based plans and other compensation and benefit plans, and authorizing the issuance of stock of Pioneer pursuant to such plans; and

•	retaining and terminating a compensation consultant, Stone Partners, to assist the committee and approving such consultant’s fees and other retention terms.

Except as described in the Compensation Discussion and Analysis section of this proxy statement, at this time, the compensation committee does not intend to delegate its powers and authority to any subcommittee or other persons. For additional information concerning the compensation committee, see “Compensation Discussion and Analysis” and “Report of the Compensation Committee.”

Nominating and Corporate Governance Committee

During the fiscal year ended December 31, 2009, Messrs. Burkhardt, Thompson (chairman) and Urban served on the nominating and corporate governance committee. Mr. Thompson served as chairman of the nominating and corporate governance committee during the fiscal year ended December 31, 2009. The nominating and corporate governance committee held two meetings and acted by written consent once during fiscal year ended December 31, 2009. Each of our nominating and corporate governance committee members is independent, as defined by the rules of the NYSE Amex.

The nominating and corporate governance committee is responsible for seeking, evaluating and recommending qualified individuals to become directors and serve on committees of the board of directors. The committee is also responsible for periodically reviewing and assessing the adequacy of our corporate governance policies and procedures and recommending proposed changes to the board. In addition, the committee periodically assesses the performance of the board of directors. The nominating and corporate governance committee is governed by a charter that the board amended and restated on December 11, 2008. You can obtain a copy of that charter by going to our Web site at www.pioneerdrlg.com.

Director Nominations

The nominating and corporate governance committee considers candidates for board membership suggested by its members and other board members, as well as by management and shareholders. The committee may also retain a third-party executive search firm to identify candidates from time to time. Shareholders wishing to suggest a qualified candidate should submit the recommendation in writing to the nominating and corporate governance committee in care of our Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary:

•	the name, age and business address of that person;

•	the principal occupation or employment of that person;

•	the class or series and number of shares of capital stock of Pioneer which that person owns beneficially or of record; and

•

all other information, if any, relating to that person which Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder would require Pioneer or that shareholder to disclose in a proxy statement or in any other filing in connection with solicitations of proxies for an election of directors.

Once a prospective candidate has been identified, the nominating and corporate governance committee makes the initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the committee determines that additional consideration is warranted, it may ask a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the committee. The committee then evaluates the prospective candidate by considering, in addition to the criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in our shareholders’ and our best interests. Consideration is also given to members of the board of directors having an appropriate mix of background and skills. Although we do not have a formal diversity policy in place for the director nomination process, an important factor in our nominating and corporate governance committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set. The nominating and corporate governance committee strives to nominate candidates with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee the Company’s business.

The same criteria apply with respect to the nominating and corporate governance committee’s evaluation of all candidates for membership to our board, including candidates recommended by shareholders. However, additional procedures will apply, as provided in our bylaws, if a shareholder wishes to submit at an annual meeting a director candidate who is not approved by our nominating and corporate governance committee or our board of directors.

Any shareholder desiring to nominate a director at our 2011 Annual Meeting of Shareholders without including such nomination in our proxy materials for that meeting must provide timely notice to the Company of such nomination in the form provided by our bylaws. See our bylaws for a description of the required form and content of this notice. To be timely, such notice must ordinarily be delivered to our principal executive offices (Attention: Corporate Secretary), at the address set forth above, no later than the close of business on the 90th day nor earlier than the 180th day prior to the first anniversary date of the preceding year’s annual shareholder meeting (i.e., nominations for director for inclusion in the 2011 Annual Meeting of Shareholders must be delivered to our principal executive offices no earlier than November 15, 2010, and no later than the close of business on February 14, 2011), or such proposal will be considered untimely. However, in the event that the date of the pending annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of shareholders, then such notice must be received not later than the later to occur of the close of business on the 90th day prior to the pending annual meeting of shareholders or the 10th day following the day on which public announcement of the date of such annual meeting of shareholders is first made by the Company. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to the Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that satisfies the SEC’s definition of a “Code of Ethics” and applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct and Ethics is posted on our Web site at www.pioneerdrlg.com. We intend to disclose on our Web site any amendments to the Code of Conduct and Ethics and any waivers of the Code of Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer.

Board’s Role in Risk Oversight

Our board of directors is responsible for the Company’s risk-oversight function. The board of directors, with the assistance of its standing committees, our Chief Executive Officer, our Chief Financial Officer, our General Counsel, and our Director of Corporate Development, identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market, and reputational risks. In addition, the board of directors reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. Each board committees also oversees the management of the Company’s risks that fall within each committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors.

Risk—Related Compensation Policies and Practices

During early 2010, the compensation committee undertook an assessment of the risk profile of its executive and non-executive compensation programs. With the assistance of our Chief Executive Officer, our Chief Financial Officer, our General Counsel, and our Director of Corporate Development, the compensation committee developed a framework to assist the compensation committee in ascertaining any potential material risks associated with its executive compensation program, including: external market reference; pay mix; range and sensitivity of performance-based variable plans; selection of performance metrics; goal-setting process; and the Company’s checks and balances on the payment of compensation. This process enabled the compensation committee to consider if any of the Company’s current compensation programs, practices or procedures should be altered in order to ensure that an appropriate balance between competitive pay and prudent risk is maintained. As a result of this analysis, the compensation committee identified the following risk mitigating factors:

•

the pay mix including fixed and variable compensation, including the use of fixed cash and variable cash (in the annual incentive and long-term incentive plan and the use of long-term equity as variable compensation);

•	limits on annual cash bonus awards;

•	the use of varied performance goals;

•	after several years of use, there appears to be no evidence that the performance goals encourage unnecessary or excessive risk taking;

•	stockownership guidelines;

•	the oversight of incentive compensation plans by our compensation committee; and

•	the high level of board involvement in approving material investments and capital expenditures.

As a result of the above assessment, the compensation committee determined that the Company’s policies and procedures largely achieved a proper balance between prudent business risk and competitive compensation.

Director Compensation

During the fiscal year ended December 31, 2009, we paid to each of our non-employee directors fees for service on our board of directors or committees of our board as follows:

Board Member Fees:
Chairman’s annual retainer	$70,000
Member’s annual retainer	$30,000
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Audit Committee Fees:
Chairman’s annual retainer	$12,000
Member’s annual retainer	$5,000
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Compensation Committee Fees
Chairman’s annual retainer	$7,500
Member’s annual retainer	$1,750
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Nominating and Corporate Governance Committee Fees:
Chairman’s annual retainer	$7,500
Member’s annual retainer	$1,750
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Special Committee Fees
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

During 2009, the Compensation Committee granted a restricted stock award with a fair market value of approximately $100,000 to each member of the board of directors. In addition, we reimburse the directors for out-of-pocket expenses they incur in connection with attending meetings of the board of directors and board committees or otherwise in their capacity as directors. Our executive officers do not make recommendations regarding the non-employee directors’ compensation.

We expect each director to make every effort to attend each meeting of the board of directors, each meeting of any board committee on which he sits and the annual meeting of shareholders. Attendance in person at board and committee meetings is preferred but not required; attendance by teleconference is permitted, if necessary. All of our directors attended last year’s annual meeting.

The following table summarizes the compensation we paid each of our non-employee directors during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Dean A. Burkhardt	$116,504	$100,000	$216,504
C. John Thompson	$78,126	$100,000	$178,126
John Michael Rauh	$57,000	$100,000	$157,000
Scott D. Urban	$58,878	$100,000	$158,878

(1)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of the restricted stock awards granted to directors during the fiscal year ended December 31, 2009, computed in accordance with ASC Topic 718 (formerly SFAS No. 123R), except that no assumption for forfeitures was included. Pursuant to our 2007 Incentive Plan, each director was granted 17,762 shares of restricted stock on May 15, 2009, based on the closing price ($5.63) of our common stock on the NYSE Amex on the grant date. For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2009.

Stock Ownership Guidelines

In order to encourage the acquisition and retention of our common stock by our directors and to further align their economic interests with those of our shareholders and to focus our directors on the long-term sustained appreciation of our common stock, our compensation committee and our board of directors have adopted guidelines generally requiring each of our directors to own an amount of our common stock equal to the value of three times such director’s annual cash retainer. The ownership target is to be acquired no later than the December 31 following the fifth anniversary of the director’s initial appointment or election to the board of directors, or by December 31, 2013 for any director serving on the board of directors as of May 17, 2008. For purposes of this calculation, unvested restricted stock and restricted stock units may be counted toward the applicable ownership requirement. As of March 31, 2010, all directors have fully met their stock ownership requirements.

The following table provides information on the outstanding equity awards for each of our non-employee directors as of December 31, 2009:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (4)
Dean A. Burkhardt	5,000		—		$13.98	6/14/2010	—		—
	10,000		—		$14.48	6/14/2011	—		—
	10,000		—		$14.98	6/14/2012	—		—
	—		—		—	—	3,905	(2)	$30,850
	—		—		—	—	17,762	(3)	$140,320

C. John Thompson	5,000		—		$13.98	6/14/2010	—		—
	10,000		—		$14.48	6/14/2011	—		—
	10,000		—		$14.98	6/14/2012	—		—
	—		—		—	—	3,905	(2)	$30,850
	—		—		—	—	17,762	(3)	$140,320

John Michael Rauh	3,333	(1)	6,667	(1)	$10.32	10/5/2018	—		—
	—		—		—	—	17,762	(3)	$140,320

Scott D. Urban	3,333	(1)	6,667	(1)	$10.32	10/5/2018	—		—
	—		—		—	—	17,762	(3)	$140,320

(1)	The indicated options are scheduled to vest in installments of 3,333 shares on October 6, 2010, and 3,334 shares on October 6, 2011.
(2)	The indicated shares of restricted stock are scheduled to vest in installments of 1,953 shares on May 16, 2010, and 1,952 shares on May 16, 2011.
(3)	The indicated shares of restricted stock are scheduled to vest in installments of 5,920 shares on May 15, 2010, and 5,921 shares each on May 15, 2011 and May 15, 2012.
(4)	The market value of the shares of restricted stock that have not vested is based on the closing price of Pioneer Drilling Company common stock on December 31, 2009, of $7.90 per share.

EXECUTIVE OFFICERS

The following table provides information about our current executive officers (ages are as of March 31, 2010):

Name	Age	Position(s) Held
Wm. Stacy Locke	54	President, Chief Executive Officer and Director

Lorne E. Phillips	39	Executive Vice President and Chief Financial Officer

Franklin C. West	70	Executive Vice President and President of Drilling Services Division

Joseph B. Eustace	55	Executive Vice President and President of Production Services Division

Carlos R. Peña	43	Senior Vice President, General Counsel, Secretary and Compliance Officer

For a description of the business background of Mr. Locke, see “Directors with Terms Expiring in 2012” above.

Lorne E. Phillips was appointed Executive Vice President and Chief Financial Officer effective February 1, 2009. Prior to joining Pioneer Drilling Company, Mr. Phillips worked the last 10 years at Cameron International Corporation, serving most recently as Vice President and Treasurer. Prior to that, he was General Manager of Cameron’s Canadian valves operations, Vice President of Marketing and M&A for the valves division, and Business Development Manager for Cameron. Before joining Cameron, he was a Financial Analyst for SCF Partners, a provider of equity capital to energy service and equipment companies, and for Simmons & Company International, an investment bank focused on the energy industry.

Franklin C. West currently serves as Executive Vice President and President of our Drilling Services Division. Prior to his appointment as President of our Drilling Services Division on March 1, 2008, Mr. West served as our Chief Operating Officer since January 2002. Prior to joining Pioneer, he was Vice President for Flournoy Drilling Company from 1967 until it was acquired by Grey Wolf, Inc. in 1997, and he continued in the same capacity for Grey Wolf, Inc., an on-shore oil and gas drilling contractor, until December 2001.

Joseph B. Eustace was appointed as Executive Vice President and President of our Production Services Division on March 1, 2008. Prior to joining Pioneer Drilling Company, Mr. Eustace served as President of WEDGE Oil and Gas Services since 2004. Prior to 2004, Mr. Eustace served as Group Vice President for Key Energy Services from 1998 to 2004, and as Vice President of Operations for Dawson Production Services from 1982 until Key Energy Services acquired Dawson Production Services in 1998.

Carlos R. Peña was appointed Senior Vice President, General Counsel, Secretary and Compliance Officer effective October 27, 2008. Mr. Peña has practiced law since 1992 and has experience providing both outside corporate and securities counsel and in-house M&A counsel. Prior to joining Pioneer Drilling in October 2008, he worked for AT&T, Inc. in the M&A legal group. From 1996 to 2007, he focused on securities and corporate finance, M&A, venture capital, and corporate governance at Fulbright & Jaworski L.L.P., Cox Smith Matthews Incorporated, and Vinson & Elkins L.L.P.

COMPENSATION DISCUSSION AND ANALYSIS

Introductory Note

The compensation committee of our board of directors (the “Compensation Committee”) and Company management evaluated and set 2009 executive compensation in the context of the Company’s performance and the challenging global economic environment since late 2008.

Summary of Executive Compensation Decisions Made in 2009

The following are the highlights of our executive compensation decisions made in 2009:

•	Base salaries remained constant, with few exceptions.

•	Annual cash incentive awards were limited due to the Company’s performance in fiscal 2009.

•

We implemented a long-term cash incentive program (with 50% based on Company performance) to better align the interests of our executives with the long-term performance of the Company and long-term shareholder value.

•	Long-term incentive awards were allocated at approximately 20% restricted stock, 48% stock options and 32% cash.

Compensation Committee

The Compensation Committee administers our executive compensation program and is responsible for establishing appropriate compensation for our named executive officers. The duties of the Compensation Committee include:

•	approving and overseeing our compensation policies, objectives and programs for executive officers;

•	reviewing and approving all formal employment or other contracts between Pioneer and our executive officers;

•	annually reviewing and approving corporate goals, objectives and other key measures relevant to the compensation of our executive officers; and

•	evaluating the performance of executive officers.

The Compensation Committee periodically reviews its own performance so that it might find ways to adapt to changes impacting compensation decisions and decision-making processes. The Compensation Committee also annually reviews the effectiveness of our compensation programs in obtaining desired results.

Compensation Philosophy

The Compensation Committee designs our executive compensation programs to:

•	provide an executive compensation structure that is consistent with competitive pay practices;

•	attract, motivate and retain key personnel necessary to our success;

•	reward senior and key employees for building long-term shareholder value; and

•	encourage attainment of strategic business objectives with pay for performance.

The Compensation Committee reviews each element of compensation annually. Variable compensation (annual cash incentives, long-term cash incentives, stock options and restricted stock awards) supports our pay for performance philosophy and represents approximately 49% to 71% of total direct compensation to our named executive officers. Annual cash incentive compensation is based on various performance measures intended to provide incentives for executives to make decisions that result in strong annual performance results. This is balanced by long-term incentive compensation in the form of stock option awards, restricted stock awards and long-term cash awards. Stock option awards generally vest over 3 years and are exercisable over a 10 year term.

Restricted stock awards generally vest ratably over 3 years. Long-term cash awards were allocated as 50% time-based and 50% performance-based. Under these awards, the named executive officers will receive cash payments on April 30, 2011 and April 30, 2012 depending on their continued employment with the Company and the Company’s performance relative to a peer group of companies. As a result, our compensation program provides incentives to our executives to make business decisions that result in long-term shareholder value.

Benchmarking

In January 2009, the Compensation Committee retained Stone Partners as an independent compensation consultant to assist in the Compensation Committee’s compensation determinations. Stone Partners reported to, and acted at the direction of, the Compensation Committee. Stone Partners was instructed to benchmark executive positions, to review general trends relating to executive compensation in the drilling and oilfield services industry, and to review the operation of our incentive plans. The Compensation Committee reviewed several sources as a reference for determining competitive total compensation packages. These sources included published data from Watson Wyatt Top Management, William M. Mercer-Energy, and Stone Partners’ Executive Oilfield Manufacturing and Services Industry compensation surveys. Both Watson Wyatt (national survey data) and Mercer-Energy (industry survey data) are nationally known, highly respected sources for data. Stone Partners’ survey (available to participants only and another industry survey) included 71 oilfield manufacturing and service companies; 2009 was the 13th year of publication for this survey. In addition, the Compensation Committee reviewed proxy statement data from a peer group of companies. In December 2008, we determined that our fiscal year 2009 industry peer group would consist of the following companies:

•	Allis-Chalmers Energy, Inc.

•	Atwood Oceanics, Inc.

•	Basic Energy Services, Inc.

•	Bronco Drilling Co., Inc.

•	Complete Production Services, Inc.

•	Helix Energy Solutions Group

•	Helmerich & Payne, Inc.

•	Key Energy Services, Inc.

•	Oil States International, Inc.

•	Parker Drilling Company

•	RPC, Inc.

•	Superior Energy Services, Inc.

•	Unit Corp.

One company previously on the peer company list was dropped: Grey Wolf, Inc. because it was acquired by Precision Drilling. These companies were selected because of similarities we shared in industry (oilfield services) and similar levels of market capitalization (between $422.7 million and $4.7 billion), enterprise value (between $234.3 million and $2.8 billion, 2008 assets (between $547.7 million and $5.4 billion) and 2008 revenue (between $312.5 million and $2 billion). Companies of interest included Nabors Industries, Inc. and Patterson UTI Energy Inc. The companies of interest are not used for benchmarking data, but are consulted for compensation trends.

In March 2009, the compensation consultant benchmarked the 25th, 50th and 75th percentiles for the data sources mentioned above to gain an understanding of competitive pay practices. The industry peer group, industry surveys and national survey data are equally weighted, considered for each element of compensation, and collectively referred to as the “survey data” throughout this Compensation Discussion and Analysis. In evaluating and setting compensation for our named executive officers, the Compensation Committee does not target a specific percentile within the survey data, but rather uses the survey data as a guide, in combination with the other factors discussed in this Compensation Discussion and Analysis, to determine compensation levels for our named executive officers.

Elements of Compensation

Base Salary

We pay our executive officers, including the officers named in the Summary Compensation Table included in this proxy statement (the “named executive officers”) base salaries that are at levels the Compensation Committee believes are necessary to attract and retain talented officers. The Compensation Committee generally determines base salary amounts on an annual basis. Because other elements of compensation are typically expressed as a percentage of base salary, maintaining a competitive base salary for each named executive officer is a high priority in the current oilfield services industry employment market and is particularly important to us given our focus as a growth company within that industry. The Compensation Committee assesses performance for base salary purposes using a qualitative, rather than quantitative, performance assessment. The Compensation Committee does not use a specific performance formula or a weighting of factors in determining base salary levels. Instead, the Compensation Committee considers financial performance, execution of our business strategy, and individual contributions to the business, as well as pay levels of comparable executives at peer companies. In considering these factors, the Compensation Committee reviews executive performance with the Chief Executive Officer and generally relies on the Chief Executive Officer’s evaluation of each officer’s performance (other than his own).

The following table sets forth each named executive officer’s annual base salary as of December 31, 2008 and December 31, 2009.

Name and Position	Annual Base Salary as of December 31, 2008	Annual Base Salary as of December 31, 2009	% Change
Wm. Stacy Locke,
Director, President and Chief Executive Officer	$550,000	$550,000	—%
Lorne E. Phillips,
Executive Vice President and Chief Financial Officer	N/A	$320,000	N/A
William D. Hibbetts,
Senior Vice President of Accounting	$210,000	$210,000	—%
Franklin C. West,
Executive Vice President and President of Drilling Services Division	$395,000	$395,000	—%
Joseph B. Eustace,
Executive Vice President and President of Production Services Division	$280,000	$280,000	—%
Carlos R. Peña,
Senior Vice President, General Counsel and Secretary	$225,000	$250,000	11%

In May 2009, the Compensation Committee reviewed base salaries for the named executive officers in accordance with the factors discussed above. In accordance with expected competitive pay practices for fiscal 2009, the base salaries for the named executive officers did not increase except for Mr. Peña. Mr. Peña received a base salary increase to better align his base salary with that of similarly situated officers at our peer companies. After this salary increase, base salaries of the named executive officers ranged between the 38th and 69th percentile of the survey data discussed under “Benchmarking” above. On average, base salaries for our named executive officers fall at the market median. The Compensation Committee has determined that base salaries at this level enable us to attract and retain talented officers while permitting us to pay a substantial portion of total direct compensation in the form of variable compensation (annual cash and long-term incentives).

Annual Cash Incentive Compensation

At the beginning of 2009, because of the severe downturn in the oil and gas industry, management and the Compensation Committee decided to impose an additional threshhold on the achievement of cash incentive awards for 2009, in addition to the threshholds described below. On February 23, 2009, the Compensation Committee determined that cash incentive awards would only be awarded for 2009 if the Company’s earnings before income tax, depreciation and amortization expense or “EBITDA” for fiscal year 2009 exceeded $90 million. The Company’s EBITDA for fiscal year 2009 did not exceed $90 million. As a result, cash incentive awards related to financial and safety performance measures were not awarded for fiscal year 2009. However, due to the Company’s achievements in 2009 as described below, the Compensation Committee decided in February 2010 to award the 30% discretionary component of the 2009 cash incentive award.

The named executive officers can receive up to approximately 19-23% of their total direct compensation (including base salary, annual cash incentive compensation and long-term incentive compensation) in the form of annual cash incentives. Approximately 23% of Mr. Locke’s targeted total direct compensation is allocated to the annual incentive award. Approximately 19-21% of the other named executive officers’ targeted total direct compensation is allocated to the annual incentive award. The Compensation Committee allocated a higher percentage (23%) of Mr. Locke’s total direct compensation to the annual cash incentive award because the Compensation Committee believes his position uniquely allows him to influence the financial performance of the Company and, accordingly, his compensation should be more closely tied to the Company’s financial results. The Compensation Committee has determined that this level of annual cash incentive compensation appropriately motivates our executive officers to produce strong business performance each year while allowing for a competitive base salary and other forms of compensation to encourage creation of long-term shareholder value.

The cash incentive award levels for the named executive officers for 2009, expressed as a percentage of base salary, were as follows:

Name	Threshold	Target	Above Expectation
Wm. Stacy Locke	24%	80%	160%
Lorne E. Phillips	15%	50%	100%
William D. Hibbetts	12%	40%	80%
Franklin C. West	15%	50%	100%
Joseph B Eustace	15%	50%	100%
Carlos R. Peña	15%	50%	100%

For each performance measure, a “target” level is established annually. The “threshold” and “above expectation” levels are functions of the target level. The target level for the performance measures generally derives from our board-approved budget. The Compensation Committee strives to set performance goals that are both measurable and achievable while providing effective incentive to contribute to our growth. Cash incentive payments are prorated if performance measure results fall between threshold and target or between target and above expectation. Factors taken into account in determining each named executive officer’s annual cash incentive award target include the individual’s responsibilities, the individual’s experience, and overall fairness, as well as competitive pay practices that are discussed under “Benchmarking” above.

The proposed cash incentive awards for each named executive officer are based on achievement of specific performance measures and on the Compensation Committee’s subjective assessment of each named executive officer’s individual performance. While the performance measures may change from year to year, as further discussed below, our annual performance measures for 2009 included: earnings per share; EBITDA; EBITDA return on capital employed; and safety record (recordable incident rate). For the earnings per share and return on capital employed calculations, we excluded the impact of goodwill and intangible asset impairment charges.

For 2009, the EBITDA objective for the corporate officers was consolidated EBITDA for the entire company and for divisional officers was that division’s EBITDA; Mr. Locke, Mr. Phillips, and Mr. Peña are the only executives with the return on capital employed as an objective; the other executives have additional weight allocated to their EBITDA objective.

For 2009, the individual performance portion of the cash incentive award to each named executive officer was determined completely at the Compensation Committee’s discretion. Historically, cash incentive awards for each named executive officer were based in part on individual performance objectives. For 2009, the Compensation Committee did not set individual performance objectives because it was clear early in the year that the $90 million EBITDA threshold would not be met. As a result, the individual performance portion of the cash incentive award was not tied to achievement of any specific objectives. In reaching its subjective decision to award the discretionary individual performance portion of the cash incentive award to each named executive officer, the Compensation Committee considered, among other things: (1) the Company’s safety results in 2009, which were the best in its history, (2) the improvement in rig utilization in the second half of the year, (3) the Company’s success in increasing the number of rigs working in shale plays, and (4) the Company’s success in amending its secured credit facility.

The weighting of the current performance measures and individual performance objectives for the named executive officers for 2009 was as follows:

Name	Earnings per share	Consolidated or Division Level EBITDA	Consolidated EBITDA Return on Capital Employed	Safety Record (Recordable Incident Rate)	Discretionary Based on Individual Performance
Wm. Stacy Locke	20%	15%	15%	20%	30%
Lorne E. Phillips	20%	15%	15%	20%	30%
William D. Hibbetts	20%	30%	—	20%	30%
Franklin C. West	20%	30%	—	20%	30%
Joseph B. Eustace	20%	30%	—	20%	30%
Carlos R. Peña	20%	15%	15%	20%	30%

The Compensation Committee has determined that these weighting percentages appropriately correspond to our business objectives and encourage the named executive officers to focus on those factors that the Compensation Committee feels are important for both our short-term and long-term success.

The Compensation Committee approved the 2009 performance measures after reviewing the appropriateness of the performance measures used in the past and determining anticipated difficulties in achieving specific performance targets.

The approved financial performance criteria and the actual performance achieved for 2009 were:

	Performance Criteria			Actual
	Threshold	Target	Above Expectation	Result Achieved	% of Target
Loss Per Share	($0.16)	($0.13)	($0.09)	($0.46)	(354%)
Consolidated EBITDA (in thousands)	$82,479	$109,971	$142,963	$74,942	68.1%
US Drilling Services Division EBITDA (in thousands)	$52,353	$69,803	$90,744	$39,100	56.0%
Production Services Division EBITDA (in thousands)	$25,863	$34,484	$44,830	$21,887	63.5%
Consolidated EBITDA Return on Capital Employed	12.2%	16.3%	21.2%	10.9%	66.9%

Because the Company’s EBITDA for fiscal year 2009 did not exceed the $90 million threshold, cash incentive awards related to financial and safety performance measures were not awarded for fiscal year 2009.

Base salary plus target annual incentive compensation established for the named executive officers in May 2009 ranged between the 33rd and 63rd percentile of the survey data discussed under “Benchmarking” above. On average, the base salary plus target annual incentive for our named executive officers fall slightly above the market median. The Compensation Committee has determined that this level of annual cash compensation provides for a competitive base salary and motivates management to achieve annual business objectives while allowing the Company to also provide a significant portion of the named executive officers’ total direct compensation in the form of long-term incentive compensation to motivate the creation of long-term shareholder value.

Long-Term Incentive Compensation

We provide our named executive officers with stock option awards, restricted stock awards and long-term cash awards pursuant to our 2007 Incentive Plan. The Compensation Committee believes these elements of long-term compensation motivate management to seek to maximize long-term shareholder value. According to guidelines adopted by the Compensation Committee for granting of awards, each named executive officer receives long-term incentive awards at the Compensation Committee’s discretion based on the following considerations: (1) the employee’s base salary; (2) a multiple of base salary based on the employee’s position with the Company, the employee’s responsibilities, the employee’s experience, and overall fairness, as well as survey data discussed under “Benchmarking” above; (3) the fair value of the stock; (4) Company performance; and (5) the individual employee’s performance. The Compensation Committee reviews prior awards to compare the multiple of base salary from the prior award to the current award. The Compensation Committee meets annually to determine long-term incentive awards, if any, for each named executive officer. Long-term incentive awards were allocated at approximately 20% restricted stock, 48% stock options, and 32% cash.

Long-Term Cash Incentive Compensation

On August 27, 2009, the Compensation Committee approved long-term cash incentive awards under our 2007 Incentive Plan. Under these awards, the named executive officers will receive cash payments on April 30, 2011 and April 30, 2012 depending on their continued employment with the Company and the Company’s performance relative to a peer group of companies. Each award agreement specifies a time-based award amount and a performance-based award amount.

In general, for the time-based component, if the participant remains employed with the Company through April 30, 2011, the participant will receive 50% of the time-based award amount on that date, and if the participant remains employed with the Company through April 30, 2012, the participant will receive the remaining 50% of the time-based award amount on that date.

For the performance-based component, the Company’s performance in three metrics (EBITDA growth, EBITDA return on capital invested, and total shareholder return growth) will be compared to a peer group for the period from January 1, 2009 to December 31, 2010. The peer group is comprised of the following: Nabors Industries, Helmerich & Payne, Patterson-UTI Energy, Bronco Drilling Company, Union Drilling, Parker Drilling Company, Superior Energy Services, Key Energy Services, Basic Energy Services, and Complete Production Services. The companies in this peer group were selected because their business correlates most directly with ours and thus these companies provide an appropriate comparison for the performance metrics (as compared with our benchmarking peer companies that were selected based on shared industry and similar levels of market capitalization, enterprise value, assets and revenue and provide a more appropriate comparison for determining executive compensation). After the performance period, the Company’s performance in each of the three metrics will be compared against the peer group companies, and a percentage for each of the three metrics will be assigned based on the Company’s ranking among its peers:

Company Ranking	Metric Percentage
<25th Percentile:	0%
25th Percentile:	25%
50th Percentile:	100%
90th Percentile:	200%

The metric percentage for any ranking achieved between 25th and 50th percentiles and between 50th and 90th percentiles will be proportional to the percentile achieved. The average of the three metric percentages will then be multiplied by the performance-based award amount to determine the final amount of the performance-based award. In general, after the determination of the performance-based award amount, if the participant remains employed with the Company through April 30, 2011, the participant will receive 50% of the performance-based award amount on that date, and if the participant remains employed with the Company through April 30, 2012, the participant will receive the remaining 50% of the performance-based award amount on that date.

The target long-term cash incentive award amounts for the named executive officers for 2009 were as follows (the amounts below reflect the aggregate amount each named executive officer would receive if the average of the three metric percentages for the period from January 1, 2009 to December 31, 2010 were 100%):

Name	Time-Based Award	Performance-Based Award
Wm. Stacy Locke	$234,000	$234,000
Lorne E. Phillips	$89,500	$89,500
William D. Hibbetts	$31,500	$31,500
Franklin C. West	$121,000	$121,000
Joseph B Eustace	$68,500	$68,500
Carlos R. Peña	$62,000	$62,000

Long-Term Equity Incentive Compensation

Long-term equity incentive compensation consists of stock option awards and restricted stock awards. As of February 2009, the Compensation Committee allocated between 23% and 32% of each named executive officer’s total direct compensation to long-term equity incentive awards. The Compensation Committee has determined that these percentages allow us to provide a competitive base salary and annual and long-term cash incentive compensation while still motivating the named executive officers to make decisions that result in long-term shareholder value. The Compensation Committee allocated a higher percentage (32%) of Mr. Locke’s total direct compensation to long-term equity awards because the Compensation Committee believes that his position uniquely allows him to influence the financial performance of the Company and, accordingly, his compensation should be more closely tied to the Company’s stock performance results. The Compensation Committee allocated approximately 23-29% of the other named executive officers’ targeted total direct compensation to long-term equity incentive awards.

The Compensation Committee approves, and recommends to the board of directors for approval, all grants of equity compensation to Company employees, including the named executive officers. During the fiscal year ended December 31, 2009, equity awards were made to approximately 111 employees, including the named executive officers, or about 6.5% of total employees. Stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant. We do not have a program, plan or practice to time our long-term equity incentive awards in coordination with the release of material, non-public information. In the event that material non-public information becomes known to the Compensation Committee prior to granting long-term equity incentive awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the long-term incentive award in order to avoid any impropriety.

After the 2009 salary increase for one named executive officer took effect and the long-term incentive awards were made for the fiscal year ended December 31, 2009, individual named executive officer total direct compensation ranged between the 21st and 59th percentile of the survey data. On average the total direct compensation for our named executive officers falls just below the market median.

Additional Information

Health, Welfare and Retirement Benefits

Besides being a common component of compensation, health, welfare and retirement benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with us. These benefits help us to be competitive in attracting and retaining employees. Benefits help to keep employees focused on job performance without major distractions related to paying for health care, adequate savings for retirement and similar issues.

We offer a standard range of health and welfare benefits to substantially all U.S. employees, including the named executive officers. These benefits include medical, prescription drug and dental coverage, and life and accidental death and dismemberment insurance. In addition, long-term disability insurance benefits and optional short-term coverage is available to all salaried employees.

We offer a defined contribution 401(k) plan to substantially all of our U.S. employees. The participants may contribute, on a pretax basis, any amount of their base salary and cash incentive compensation, up to a limit imposed under the Internal Revenue Code. From January 2009 through March 2009, we made matching contributions, up to a limit imposed under the Internal Revenue Code, with respect to these employee pretax contributions equal to 50% of the contributions made by a participating employee of the first 6% of the employee’s compensation. Under this matching scheme, employees become fully vested in employer contributions after five years of employment and are ratably vested prior to that time. The Summary Compensation Table reflects our contributions to the 401(k) Plan for each named executive officer. Although the Company does not currently provide matching contributions to the 401(k) Plan for our named executive officers, we anticipate reinstating Company matching contributions beginning on April 1, 2010.

Perquisites

We provide a limited number of perquisites to certain executive officers and key employees. Those perquisites primarily consist of car allowances and club memberships that our executive officers use in performing their duties. The All Other Compensation column of the Summary Compensation Table shows the value of perquisites we provided to the named executive officers during the fiscal year ended December 31, 2009.

Stock Ownership Guidelines

In order to encourage the acquisition and retention of our common stock by our named executive officers to further align their economic interests with those of our shareholders and to focus our executives on the long-term sustained appreciation of our common stock, our compensation committee and our board of directors have adopted tiered guidelines requiring our current named executive officers to own a specified amount of our common stock equal to a specified multiple of their annual base salary. The ownership target is to be acquired no later than the December 31 following the fifth anniversary of the executive’s commencement of employment with the Company, or by December 31, 2013 for any executive employed as of May 17, 2008. The ownership target for the chief executive officer equals the value of three times his or her annual base salary. The ownership target for the other named executive officers equals two times his or her annual base salary. For purposes of this calculation, unvested restricted stock and restricted stock units may be counted toward the applicable ownership requirement. As of March 31, 2010, Mr. Locke and Mr. Hibbetts had fully met their stock ownership requirements. Mr. West, Mr. Eustace and Mr. Peña have until December 31, 2013 to meet their ownership targets. Mr. Phillips has until December 31, 2014 to meet his ownership target.

Compensation Considerations for Fiscal Year 2010

The Compensation Committee believes that stock option grants and restricted stock awards continue to constitute the best long-term award vehicles and that certain elements of compensation should be based on Company performance. In early 2010, the Committee decided not to award performance-based long-term cash awards to the named executive officers and instead to award performance-based restricted stock units. Recognizing the need to balance retention of executive officers with the realities of the Company’s reduced financial performance, the Compensation Committee decided to utilize a lower EBITDA threshold ($30 million) for annual incentive compensation than the threshold established for fiscal 2009 ($90 million). The Compensation Committee will continue to review our compensation programs and make appropriate modifications to discourage risky short-term behavior and reward consistent and longer-term performance that correlates with shareowner value.

Role of Executive Officers in Setting Compensation

The Chief Executive Officer provides input into the Compensation Committee’s meeting agendas, including background information regarding our strategic objectives, suggestions on annual performance targets and reports on his evaluations of the other officers. He makes compensation recommendations for the other officers with respect to base salary increases, annual cash incentives and annual equity incentives that are then reviewed by the Compensation Committee. The Chief Financial Officer evaluates the financial implications of any Compensation Committee action.

The Compensation Committee meetings are attended by the Compensation Committee members and, as needed, by other directors, the Chief Executive Officer, the Chief Financial Officer, and outside advisors, including our compensation consultant. The Compensation Committee regularly meets in executive session without any members of management present.

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction for annual compensation paid to a public company’s Chief Executive Officer and its next three most highly compensated executive officers, excluding the Chief Financial Officer, to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Stock option awards granted under our 2007 Incentive Plan and other equity compensation plans have been structured to qualify as performance-based. The Compensation Committee’s intent is to design compensation awards that will be deductible without limitation where doing so will further the purposes of our executive compensation program. The Compensation Committee will, however, take into consideration the various other factors described in this Compensation Discussion and Analysis, together with Section 162(m) considerations in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible. All compensation paid to the named executive officers in 2009 was deductible under Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the management of Pioneer Drilling Company, and, based on such review and discussions, the Compensation Committee recommended to the board of directors of Pioneer Drilling Company that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Dean A. Burkhardt C. John Thompson Scott D. Urban, Chairman

The information above in the Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

EXECUTIVE COMPENSATION

2009 Summary Compensation Table

The following table presents information concerning compensation for all services rendered to us in all capacities during the fiscal years ended December 31, 2009 and December 31, 2008, the nine month fiscal year ended December 31, 2007 and the fiscal year ended March 31, 2007, by each individual who served as our principal executive officer or principal financial officer during these fiscal years and our other executive officers (collectively, the “named executive officers”).

Name and Principal Position	Fiscal Year Ended (1)	Salary		Option Awards (2)		Stock Awards (3)		Non-Equity Incentive Plan Compensation (1)		All Other Compensation (4)		Total
Wm. Stacy Locke Director, President and Chief Executive Officer	December 31, 2009 December 31, 2008 December 31, 2007 March 31, 2007	$ $ $ $	550,000 523,077 344,700 408,000	$ $ $ $	494,680 1,246,158 1,248,920 717,216	$ $	180,864 486,495 — —	$ $ $	132,000 891,519 — 273,767	$ $ $ $	25,869 22,939 16,141 20,432	$ $ $ $	1,383,413 3,170,188 1,609,761 1,419,415

Lorne E. Phillips Executive Vice President, Chief Financial Officer (5)	December 31, 2009 December 31, 2008 December 31, 2007 March 31, 2007		$284,308 — — —		$444,318 — — —		$69,120 — — —		$48,000 — — —		$225,253 — — —		$1,070,999 — — —

William D. Hibbetts Senior Vice President of Accounting (5)	December 31, 2009 December 31, 2008 December 31, 2007 March 31, 2007	$ $ $ $	210,000 210,000 161,538 210,000	$ $ $ $	62,883 166,155 124,892 268,956	$ $	23,040 66,573 — —	$ $ $	25,200 198,899 — 83,764	$ $ $ $	21,593 21,678 18,246 19,016	$ $ $ $	342,716 663,305 304,676 581,736

Franklin C. West Executive Vice President and President of Drilling Services Division	December 31, 2009 December 31, 2008 December 31, 2007 March 31, 2007	$ $ $ $	395,000 388,269 283,923 350,000	$ $	251,532 643,848 — —	$ $	92,160 256,050 — —	$ $ $	59,250 432,028 — 192,208	$ $ $ $	25,869 22,939 17,790 20,328	$ $ $ $	823,811 1,743,134 301,713 562,536

Joseph B. Eustace Executive Vice President and President of Production Services Division	December 31, 2009 December 31, 2008 December 31, 2007 March 31, 2007	$ $	280,000 209,828 — —	$ $	144,630 373,848 — —	$ $	53,377 143,388 — —	$ $	42,000 153,391 — —	$ $	24,987 12,139 — —	$ $	544,994 892,594 — —

Carlos R. Pena Senior Vice President, General Counsel and Secretary	December 31, 2009 December 31, 2008 December 31, 2007 March 31, 2007	$ $	225,962 35,481 — —	$ $	132,054 37,746 — —		$46,080 — — —	$ $	33,750 35,322 — —		$14,895 — — —	$ $	452,741 108,549 — —

(1)	Non-equity incentive plan compensation for the fiscal year ended December 31, 2008 includes annual cash incentive compensation for both Plan Year 08-A and Plan Year 08-B as summarized in the following table:

Wm. Stacy Locke	Plan Year 08-A	(April 1, 2007 to March 31, 2008)	$368,011
	Plan Year 08-B	(April 1, 2008 to December 31, 2008)	523,508

			$891,519

William D. Hibbetts (5)	Plan Year 08-A	(April 1, 2007 to March 31, 2008)	$90,069
	Plan Year 08-B	(April 1, 2008 to December 31, 2008)	108,830

			$198,899

Franklin C. West	Plan Year 08-A	(April 1, 2007 to March 31, 2008)	$198,367
	Plan Year 08-B	(April 1, 2008 to December 31, 2008)	233,661

			$432,028

Joseph B. Eustace	Plan Year 08-A	(April 1, 2007 to March 31, 2008)	$—
	Plan Year 08-B	(April 1, 2008 to December 31, 2008)	153,391

			$153,391

Carlos R. Pena	Plan Year 08-A	(April 1, 2007 to March 31, 2008)	$—
	Plan Year 08-B	(April 1, 2008 to December 31, 2008)	35,322

			$35,322

In December 2007, our board of directors approved a change in our fiscal year end from March 31 to December 31. The fiscal year end change was effective December 31, 2007 and resulted in a nine month financial reporting period from April 1, 2007 to December 31, 2007. However, the Compensation Committee did not change the previously determined amounts for cash incentive compensation target levels for our executive officers for the twelve month period from April 1, 2007, to March 31, 2008 (“Plan Year 08-A”). Accordingly, the relevant performance measures for determination of annual cash incentive compensation amounts for Plan Year 08-A were not satisfied during the 2007 fiscal year but rather during the fiscal year ended December 31, 2008. The Compensation Committee thus awarded annual cash incentive compensation for Plan Year 08-A to our named executive officers on August 23, 2008, and these amounts are reported as non-equity incentive plan compensation paid during the fiscal year ended December 31, 2008. The relevant performance measures for determination of annual cash incentive compensation amounts for the nine month period from April 1, 2008, to December 31, 2008 (“Plan Year 08-B”) were also satisfied during the fiscal year ended December 31, 2008, so these amounts are also reported as non-equity incentive plan compensation paid during the fiscal year ended December 31, 2008. Consequently, the Summary Compensation Table and related explanatory tables include annual cash incentive compensation for both Plan Year 08-A and Plan Year 08-B as summarized in the table above.

(2)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the restricted stock awards granted to the named executive officers during the fiscal year ended December 31, 2009, computed in accordance with ASC Topic 718 (formerly SFAS No. 123R), except that no assumption for forfeitures was included. For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2009. Please see the “Grants of Plan-Based Awards Table” for information regarding the option awards we granted during the fiscal year ended December 31, 2009.
(3)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of the restricted stock awards granted to the named executive officers during the fiscal year ended December 31, 2009, computed in accordance with ASC Topic 718 (formerly SFAS No. 123R), except that no assumption for forfeitures was included. Restricted stock awards were not granted in prior fiscal years. For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2009. Please see the “Grants of Plan-Based Awards Table” for information regarding the restricted stock awards we granted during the fiscal year ended December 31, 2009.
(4)	The amounts shown in the “All Other Compensation” column for fiscal year ended December 31, 2009 are noted in the table below. Amounts shown in the “Other” column represent life insurance premiums and club dues paid by us on behalf of the named executive officers.

Name	Auto Allowance	401K Matching Contributions	Relocation Benefits	Sign-on Bonus	Other	Total
Wm. Stacy Locke	$14,400	$9,800	—	—	$1,669	$25,869

Lorne E. Phillips (5)	$13,200	—	$61,558	$150,000	$495	$225,253

William D. Hibbetts (5)	$14,400	$6,815	—	—	$378	$21,593

Franklin C. West	$14,400	$9,800	—	—	$1,669	$25,869

Joseph B. Eustace	$14,400	$8,954	—	—	$1,633	$24,987

Carlos R. Pena	$14,400	—	—	—	$450	$14,850

(5)	William D. Hibbetts served as our Interim Chief Financial Officer until Lorne E. Phillips was appointed Chief Financial Officer on February 1, 2009.

2009 Grants of Plan-Based Awards

The following table summarizes information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2009:

	Grant Date		Estimated Future Payouts Under Non-Equity Plan Incentive Awards			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
Name			Threshold	Target	Maximum
Wm. Stacy Locke	3/2/2009	(1)	$132,000	$440,000	$880,000	47,100	236,000	$3.84	$675,544
	8/27/2009	(2)	—	$234,000	$468,000	—	—	—	—
	8/27/2009	(3)	—	$234,000	—	—	—	—	—

Lorne E. Phillips	3/2/2009	(1)	$48,000	$160,000	$320,000	18,000	90,000	$3.84	$257,769
	8/27/2009	(2)	—	$89,500	$179,000	—	—	—	—
	8/27/2009	(3)	—	$89,500	—	—	—	—	—
	2/2/2009		—	—	—	—	100,000	$4.73	$255,670

William D. Hibbetts	3/2/2009	(1)	$25,200	$84,000	$168,000	6,000	30,000	$3.84	$85,923
	8/27/2009	(2)	—	$31,500	$63,000	—	—	—	—
	8/27/2009	(3)	—	$31,500	—	—	—	—	—

Franklin C. West	3/2/2009	(1)	$59,250	$197,500	$395,000	24,000	120,000	$3.84	$343,692
	8/27/2009	(2)	—	$121,000	$242,000	—	—	—	—
	8/27/2009	(3)	—	$121,000	—	—	—	—	—

Joseph B. Eustace	3/2/2009	(1)	$42,000	$140,000	$280,000	13,900	69,000	$3.84	$198,007
	8/27/2009	(2)	—	$68,500	$137,000	—	—	—	—
	8/27/2009	(3)	—	$68,500	—	—	—	—	—

Carlos R. Pena	3/2/2009	(1)	$33,750	$112,500	$225,000	12,000	63,000	$3.84	$178,134
	8/27/2009	(2)	—	$62,000	$124,000	—	—	—	—
	8/27/2009	(3)	—	$62,000	—	—	—	—	—

(1)	The amounts shown reflect grants of awards under our cash-incentive plan during the fiscal year ended December 31, 2009. In February 2009, our Compensation Committee approved target cash-incentive award levels, expressed as a percentage of the officer’s base salary, company performance measures, and the performance measure weighting for the purpose of determining the amount to be paid under the cash-incentive plan to each officer for the fiscal year ended December 31, 2009. The amount shown in the “target” column represents the target percentage of each named executive officer’s base salary for such period. The target percentages were 80% for Mr. Locke, 50% for Mr. Phillips, 40% for Mr. Hibbetts, 50% for Mr. West, 50% for Mr. Eustace and 50% for Mr. Peña. The amount shown in the “maximum” column represents the maximum amount payable under the cash-incentive plan, which is 200% of the target amounts shown for each of the named executive officers. The amount shown in the “threshold” column represents the amount payable under the cash- incentive plan if only the minimum level of company performance is attained, which is 30% of the target amount shown for all named executive officers. Please see “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” for more information regarding our cash-incentive plan and performance measures.
(2)	The amounts shown reflect grants during the fiscal year ended December 31, 2009 of performance-based long-term cash incentive awards for the performance period covering fiscal years 2009 and 2010 made pursuant to our 2007 Incentive Plan. The awards will be payable in cash in equal installments on April 30, 2011 and April 30, 2012 based on our achievement, relative to a peer group, of specified performance metrics (EBITDA growth, EBITDA return on capital invested, and total shareholder return) corresponding to specific payment percentages ranging from 0% to 200% of the target amount shown. Please see “Compensation Discussion and Analysis—Long-Term Cash Incentive Compensation” for more information regarding the long-term cash incentive awards.

(3)	The amounts shown reflect grants during the fiscal year ended December 31, 2009 of time-based long-term cash incentive awards pursuant to our 2007 Incentive Plan. The awards will be payable in cash in equal installments on April 30, 2011 and April 30, 2012 if, subject to certain exceptions, the named executive officer remains continuously employed by the Company through such dates. Please see “Compensation Discussion and Analysis—Long-Term Cash Incentive Compensation” for more information regarding the long-term cash incentive awards.
(4)	All restricted stock awards and stock option awards during the year ended December 31, 2009 were granted from our 2007 Incentive Plan.
(5)	The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair value of each restricted stock award and stock option award computed in accordance with ASC Topic 718 (formerly SFAS No. 123R). For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2009.

2009 Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning stock options and restricted stock held by the named executive officers which were outstanding as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units Market Value of Shares or of Stock That Have Not Vested		Units of Stock That Have Not Vested (26)
Wm. Stacy Locke	85,000	—		$3.67	11/19/2013	—		—
	2,000	—		$4.77	1/4/2014	—		—
	98,000	—		$14.58	8/17/2015	—		—
	120,000	—		$14.54	6/4/2016	—		—
	133,334	66,666	(1)	$14.07	5/13/2017	—		—
	60,000	120,000	(2)	$17.07	8/27/2018	19,000	(16)	$150,100
	—	236,000	(3)	$3.84	3/1/2019	47,100	(17)	$372,090

Lorne E. Phillips	—	100,000	(4)	$4.73	2/1/2019	—		—
	—	90,000	(5)	$3.84	3/1/2019	18,000	(18)	$142,200

William D. Hibbetts	11,613	—		$3.70	4/20/2013	—		—
	65,000	—		$4.77	1/4/2014	—		—
	30,000	—		$14.58	8/17/2015	—		—
	45,000	—		$14.54	6/4/2016	—		—
	13,334	6,666	(6)	$14.07	5/13/2017	—		—
	8,000	16,000	(7)	$17.07	8/27/2018	2,600	(19)	$20,540
	—	30,000	(8)	$3.84	3/1/2019	6,000	(20)	$47,400

Franklin C. West	180,000	—		$3.00	12/19/2011	—		—
	100,000	—		$4.77	1/4/2014	—		—
	300,000	—		$9.53	1/9/2015	—		—
	31,000	62,000	(9)	$17.07	8/27/2018	10,000	(21)	$79,000
	—	120,000	(10)	$3.84	3/1/2019	24,000	(22)	$189,600

Joseph B. Eustace	28,333	56,667	(11)	$13.57	3/2/2018	—		—
	18,000	36,000	(12)	$17.07	8/27/2018	5,600	(23)	$44,240
	—	69,000	(13)	$3.84	3/1/2019	13,900	(24)	$109,810

Carlos R. Pena	5,000	10,000	(14)	$5.51	10/26/2018	—		—
	—	63,000	(15)	$3.84	3/1/2019	12,000	(25)	$94,800

(1)	The indicated options are scheduled to vest on May 14, 2010.
(2)	The indicated options are scheduled to vest in installments of 60,000 shares each on August 28, 2010 and August 28, 2011.
(3)	Of the indicated options, 78,666 shares vested on March 2, 2010 and 78,667 shares are scheduled to vest on March 2, 2011 and March 2, 2012.
(4)	Of the indicated options, 33,333 shares vested on February 2, 2010, 33,333 shares are scheduled to vest on February 2, 2011, and 33,334 shares are scheduled to vest on February 2, 2012.
(5)	Of the indicated options, 30,000 shares vested on March 2, 2010 and installments of 30,000 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(6)	The indicated options are scheduled to vest on May 14, 2010.
(7)	The indicated options are scheduled to vest in installments of 8,000 shares each on August 28, 2010 and August 28, 2011.

(8)	Of the indicated options, 10,000 shares vested on March 2, 2010 and installments of 10,000 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(9)	The indicated options are scheduled to vest in installments of 31,000 shares each on August 28, 2010 and August 28, 2011.
(10)	Of the indicated options, 40,000 shares vested on March 2, 2010 and installments of 40,000 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(11)	Of the indicated options, 28,333 shares vested on March 3, 2010 and 28,334 shares are scheduled to vest on March 3, 2011.
(12)	The indicated options are scheduled to vest in installments of 18,000 shares each on August 28, 2010 and August 28, 2011.
(13)	Of the indicated options, 23,000 shares vested on March 2, 2010 and installments of 23,000 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(14)	The indicated options are scheduled to vest in installments of 5,000 shares each on October 27, 2010 and October 27, 2011.
(15)	Of the indicated options, 21,000 shares vested on March 2, 2010 and installments of 21,000 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(16)	The indicated shares of restricted stock are scheduled to vest in installments of 9,500 shares each on August 28, 2010 and August 28, 2011.
(17)	Of the indicated shares of restricted stock, 15,700 vested on March 2, 2010 and installments of 15,700 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(18)	Of the indicated shares of restricted stock, 6,000 shares vested on March 2, 2010 and installments of 6,000 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(19)	The indicated shares of restricted stock are scheduled to vest in installments of 1,300 shares each on August 28, 2010 and August 28, 2011.
(20)	Of the indicated shares of restricted stock, 2,000 shares vested on March 2, 2010 and installments of 2,000 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(21)	The indicated shares of restricted stock are scheduled to vest in installments of 5,000 shares each on August 28, 2010 and August 28, 2011.
(22)	Of the indicated shares of restricted stock, 8,000 shares vested on March 2, 2010 and installments of 8,000 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(23)	The indicated shares of restricted stock are scheduled to vest in installments of 2,800 shares each on August 28, 2010 and August 28, 2011.
(24)	Of the indicated shares of restricted stock, 4,633 shares vested on March 2, 2010, 4,633 shares are scheduled to vest on March 2, 2011, and 4,634 shares are scheduled to vest on March 2, 2012.
(25)	Of the indicated shares of restricted stock, 4,000 shares vested on March 2, 2010 and installments of 4,000 shares each are scheduled to vest on March 2, 2011 and March 2, 2012.
(26)	The market value of the shares of restricted stock that have not vested is based on the closing price of Pioneer Drilling Company common stock on December 31, 2009 of $7.90 per share.

Option Exercises and Stock Vested

During the fiscal year ended December 31, 2009, the named executive officers exercised no stock options.

POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL

The Compensation Committee views change in control and non-change in control severance protection for officers as a necessary part of compensation to remain competitive in the market. A substantial majority of oilfield service companies provide such benefits. While the Compensation Committee recognizes there are variation in types, amounts, eligibility requirements and other terms and conditions among companies, the aggregate potential value remains competitive and does not significantly vary from similar programs at peer group companies.

In 2009, the Company adopted a new Long-Term Disability Plan. This plan is available to all U.S. salaried employees and other full-time active employees and does not discriminate in scope, terms or operation, in favor of the named executive officers. In the event an employee has been disabled for more than 180 days, the Long-Term Disability Plan generally provides for payment of 60% of an employee’s base salary up to a maximum monthly benefit of $7,000 until the earlier of the employee reaching standard retirement age as determined by the Social Security Administration or the employee’s death.

Key Executive Severance Plan

The following is a brief description of the material terms and conditions of our Key Executive Severance Plan (the “KESP”).

Participation in the KESP is limited to our key executives who are considered to be senior management employees by the Compensation Committee and who are designated by the Compensation Committee, in its sole discretion, as participants in the KESP. The Compensation Committee, upon twelve months’ written notice, may also terminate an employee’s participation in the KESP; however, an individual participating immediately prior to a change in control may not be removed from participation in the KESP prior to the date which is two years following the date of the “change in control” of Pioneer (as defined below). Participants in the KESP will be designated by the Compensation Committee as either “Level I,” “Level II” or “Level III” participants, or as other participants. With regard to our named executive officers, Mr. Locke is designated as a Level I participant, Mr. West, Mr. Eustace, Mr. Peña and Mr. Phillips are designated as Level II participants, and Mr. Hibbetts is designated as a Level III participant.

In the event of an “involuntary termination” prior to a change in control of Pioneer and subject to certain conditions, including the requirement that a KESP participant execute an acceptable waiver and release of claims, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 200% of the participant’s annual base salary and annual target bonus, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. A Level III participant will receive (1) a lump-sum cash payment equal to 100% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 50% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within six months, and (3) continued life insurance and medical benefits coverage for six months. An “involuntary termination” means the termination of the participant’s employment (1) for any reason other than cause, death or disability or (2) by the participant for good reason, as defined in the KESP.

“Cause” means (1) with respect to any Level I or Level II Participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates or (D) refusal to perform his or her duties, as specified in any written agreement between the participant and Pioneer or in any specific directive adopted by a majority of the members of the board of directors at a meeting of the board of directors that is consistent with the participant’s status as an executive officer of the Company; and (2) with respect to any Level III or other participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates, (D) failure to follow the instructions of the board of directors (in either case, as approved by a majority of the members of such board of directors at a meeting of such board of directors) or any supervising or executive officer of Pioneer or any of its affiliates or (E) unacceptable performance, gross negligence or willful misconduct with respect to his or her duties to Pioneer or any of its affiliates.

“Good reason” for the participant to terminate his or her employment means, prior to the effective date of a change in control, the occurrence (without the participant’s written consent) of any of the following: (1) a reduction in the participant’s base salary or total compensation except for an across-the-board reduction similarly affecting all senior executives of Pioneer and all senior executives of any person in control of Pioneer; (2) failure by Pioneer to pay any portion of the participant’s compensation within fourteen days of the date it is due or any other material breach of a contract with the participant by Pioneer which is not remedied by Pioneer within 5 business days after the participant’s written notice to Pioneer of such breach; or (3) Pioneer’s failure to maintain a participant’s employment without material diminution in the participant’s duties and responsibilities, and such failure is not cured by Pioneer within 5 business days after the participant’s written notice to Pioneer of such failure. After the effective date of a change in control, “good reason” shall also include any of (4)-(9) below unless, in the case of any of (5), (7), (8), or (9), such act or failure is corrected within five business days following the giving of written notice of good reason by the participant, and in the case of (6) below, such act is not objected to in writing by the participant within fourteen days after notification thereof: (4) after a change in control, the determination by the participant, in his or her sole and absolute discretion, that the business philosophy or policies of Pioneer or its successor or the implementation thereof is not compatible with those of the participant; (5) the assignment to the participant of duties inconsistent with his or her status as an executive officer of Pioneer or a meaningful alteration, adverse to the participant, in the nature or status of his or her responsibilities (other than reporting responsibilities) from those in effect immediately prior to a change in control, including, without limitation, a material reduction in the budget for which the participant is responsible; (6) failure by Pioneer to continue in effect any compensation plan in which the participant participates immediately prior to a change in control that is material to the participant’s compensation, unless an equitable arrangement has been made with the participant with respect to such plan; (7) failure by Pioneer to continue the participant’s participation in a plan described in (6) above or a substitute or alternative plan on a basis not materially less favorable to the participant than as existed at the time of a change in control; (8) failure by Pioneer to continue to provide the participant with benefits substantially similar to those enjoyed by the participant prior to a change in control; or (9) a requirement by Pioneer that the participant relocate his or her residence outside the metropolitan area in which the participant was based immediately prior to a change in control, or a move of the participant’s principal business location more than 45 miles from the participant’s previous principal business location. The participant’s continued employment shall not of itself constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting good reason under the KESP.

Upon a change in control of Pioneer, all participants will be entitled to full vesting of all options, restricted stock and other equity awards. Upon an involuntary termination within two years following the effective date of a change in control, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 300% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life and medical benefits coverage at active employee rates for 18 months. A Level III participant will receive (1) a lump-sum cash payment equal to 200% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 150% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Furthermore, a terminated participant who is unable to sell securities on the open market may require the surviving entity to acquire any vested equity awards or any shares acquired pursuant to equity awards at a price equal to the then fair market value for such shares; such right must be exercised prior to twelve months after the participant’s involuntary termination within two years after the change in control.

A “change in control” shall conclusively be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(1) any person, (other than (A) Pioneer; (B) any affiliate of Pioneer; (C) any employee benefit plan of Pioneer or of any affiliate and any person organized, appointed or established by Pioneer for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Pioneer or any affiliate of Pioneer; or (D) any corporation or other entity owned, directly or indirectly, by the shareholders of Pioneer in substantially the same proportions as their ownership of capital stock of Pioneer) is or becomes the beneficial owner of voting stock of Pioneer (not including in the securities beneficially owned by such person any securities acquired directly from Pioneer after the date the KESP first became effective) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; provided, however, that a change of control will not be deemed to occur under this paragraph (1) if a person becomes the beneficial owner of voting stock of Pioneer representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding solely as a result of a reduction in the number of shares of voting stock of Pioneer outstanding which results from Pioneer’s repurchase of voting stock of Pioneer, unless and until such time as that person or any affiliate or associate of that person purchases or otherwise becomes the beneficial owner of additional shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding, or any other person (or persons) who is (or collectively are) the beneficial owner of shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding becomes an affiliate or associate of that person, unless, in either such case, that person, together with all its affiliates and associates, is not then the beneficial owner of voting stock of Pioneer representing 40% or more of the voting stock of Pioneer then outstanding;

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on the date the KESP first became effective, constitute the board of directors; and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of Pioneer) whose appointment or election by the board of directors of Pioneer or nomination for election by Pioneer’s shareholders was approved or recommended by a majority vote of the directors then still in office who either were directors on the date the KESP first became effective or whose appointment, election or nomination for election was previously so approved or recommended;

(3) there is consummated a merger or consolidation of Pioneer or any parent or direct or indirect subsidiary of Pioneer with or into any other corporation, other than: (A) a merger or consolidation which results in the voting stock of Pioneer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of Pioneer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of Pioneer (or similar transaction) in which no person (other than those persons listed in clauses (A) through (D) of paragraph (1) above) is or becomes the beneficial owner of voting stock of Pioneer (not including, for purposes of this determination, any voting stock of Pioneer acquired directly from Pioneer or its subsidiaries after the date the KESP first became effective other than in connection with the acquisition by Pioneer or one of its subsidiaries of a business) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; or

(4) the shareholders of Pioneer approve a plan of complete liquidation or dissolution of Pioneer, or there is consummated an agreement for the sale or disposition of all or substantially all of Pioneer’s assets unless (A) the sale is to an entity, of which at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of such entity are owned by shareholders of Pioneer in substantially the same proportions as their ownership of the voting stock of Pioneer immediately prior to such sale; (B) no person other than

Pioneer and any employee benefit plan or related trust of Pioneer or of such corporation then beneficially owns 40% or more of the voting securities of such new entity; and (C) at least a majority of the directors of such corporation were members of the incumbent Board at the time of the execution of the initial agreement or action providing for such disposition.

In addition, in the event any participant is subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, as a result of payments under the KESP or otherwise, the participant will be entitled to a gross-up payment such that after payment of all taxes on the gross-up payment, the participant retains sufficient funds to pay the Section 4999 excise tax on his or her KESP and other payments (or such excise tax is paid on his or her behalf). Pioneer will be responsible for any attorneys’ fees incurred by a participant who is successful in pursuing litigation for benefits under the KESP. For any participant who is a “specified employee” within the meaning of Section 409A of the Code, payments under the KESP will generally be delayed six months following termination of employment.

The KESP may not be amended in a manner adverse to the rights of a participant without his or her consent.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation that would be payable to each of the named executive officers in various scenarios involving termination of the named executive officer’s employment, including following a change in control. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination (non-change in control), voluntary termination for good cause or involuntary termination following a change in control, involuntary for cause termination, and termination in the event of death or disability of each named executive officer is shown below. The amounts shown assume that the termination was effective on December 31, 2009 and thus includes amounts earned through that time and are estimates of the amounts which would be paid out to the officers upon their termination. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. The officer would also have available the value of exercisable options reflected in the Outstanding Equity Awards at Fiscal Year End table. In the event of retirement, death or disability before the annual cash incentive award is paid, the Compensation Committee has the discretion to authorize payment (in full or on a prorated basis) of the amount the officer would have received. We have assumed that the Compensation Committee would have authorized the payment of the full award for the cash incentive award for the fiscal year ended December 31, 2009 for purposes of the tables below. As of December 31, 2009, only Mr. West was eligible for retirement (the table presenting potential payments to Mr. West sets forth the amount of compensation that would be payable to him upon retirement).

Wm. Stacy Locke’s Benefits and Payments Upon Termination as of 12/31/2009	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$1,100,000	$1,650,000	—	—	—
Short-term Incentive	—	$880,000	$2,640,000	—	$440,000	$440,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$319,388	$958,160	—	$958,160	$958,160
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$199,080	$522,190	—	$522,190	$522,190
Unvested and Accelerated Restricted Cash Bonus Payment	—	$210,600	$421,200	—	$421,200	$421,200

Benefits and Perquisites:
Excise Tax Gross-up	—	—	$1,591,072	—	—	—
Health Care and Life Insurance Coverage	—	$14,034	$21,051	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Auto Allowance	—	—	$43,200	—	—	—
Club Dues	—	—	$3,387	—	—	—
Accrued Vacation Pay	$31,731	$31,731	$31,731	$31,731	$31,731	$31,731

Total	$31,731	$2,754,833	$7,881,991	$31,731	$2,673,281	$2,373,281
12/31/2009 stock price	$7.90

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.

Lorne E. Phillips’ Benefits and Payments Upon Termination as of 12/31/2009	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$640,000	$960,000	—	—	—
Short-term Incentive	—	$320,000	$960,000	—	$160,000	$160,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$227,466	$682,400	—	$682,400	$682,400
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$47,400	$142,200	—	$142,200	$142,200
Unvested and Accelerated Restricted Cash Bonus Payment	—	$80,550	$161,100	—	$161,100	$161,100

Benefits and Perquisites:
Excise Tax Gross-up	—	—	$803,348	—	—	—
Health Care and Life Insurance Coverage	—	$14,658	$21,986	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Auto Allowance	—	—	$43,200	—	—	—
Accrued Vacation Pay	$11,077	$11,077	$11,077	$11,077	$11,077	$11,077

Total	$11,077	$1,341,151	$3,785,311	$11,077	$1,456,777	$1,156,777
12/31/2009 stock price	$7.90

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.

William D. Hibbetts’ Benefits and Payments Upon Termination as of 12/31/2009	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$210,000	$420,000	—	—	—
Short-term Incentive	—	—	$336,000	—	$84,000	$84,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$40,600	$121,800	—	$121,800	$121,800
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$26,070	$67,940	—	$67,940	$67,940
Unvested and Accelerated Restricted Cash Bonus Payment	—	$28,350	$56,700	—	$56,700	$56,700

Benefits and Perquisites:
Excise Tax Gross-up	—	—	$273,013	—	—	—
Health Care and Life Insurance Coverage	—	$9,189	$9,189	—	—	—
Life Insurance Proceeds	—	—	—	—	$210,000	—
Auto Allowance	—	—	$28,800	—	—	—
Accrued Vacation Pay	$16,154	$16,154	$16,154	$16,154	$16,154	$16,154

Total	$16,154	$330,363	$1,329,596	$16,154	$556,594	$346,594
12/31/2009 stock price	$7.90

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.

Franklin C. West’s Benefits and Payments Upon Termination as of 12/31/2009	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	—	$790,000	$1,185,000	—	—	—
Short-term Incentive	—	$197,500	$395,000	$1,185,000	—	$197,500	$197,500
Intrinsic Value of Unvested and Accelerated Stock Options	—	—	$162,400	$487,200	—	$487,200	$487,200
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	—	$102,700	$268,600	—	$268,600	$268,600
Unvested and Accelerated Restricted Cash Bonus Payment	—	—	$108,900	$217,800	—	$217,800	$217,800

Benefits and Perquisites:
EExcise Tax Gross-up	—	—	—	—	—	—
Health Care and Life Insurance Coverage	—	—	$9,351	$14,027	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$300,000	—
Auto Allowance	—	—	—	$43,200	—	—	—
Club Dues	—	—	—	$3,387	—	—	—
Accrued Vacation Pay	$30,385	$30,385	$30,385	$30,385	$30,385	$30,385	$30,385

Total	$30,385	$227,885	$1,598,736	$3,434,600	$30,385	$1,501,485	$1,201,485
12/31/2009 stock price	$7.90

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees). Because Mr. West has reached the standard retirement age based on the retirement age guidelines used by Social Security Administration, in the event of long-term disability, he would receive twelve monthly payments equal to 60% of his monthly base salary (not to exceed $7,000) as of the date of disability.

Joseph B. Eustace’s Benefits and Payments Upon Termination as of 12/31/2009	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$560,000	$840,000	—	—	—
Short-term Incentive	—	$280,000	$840,000	—	$140,000	$140,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$93,380	$280,140	—	$280,140	$280,140
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$58,721	$154,050	—	$154,050	$154,050
Unvested and Accelerated Restricted Cash Bonus Payment	—	$61,650	$123,300	—	$123,300	$123,300

Benefits and Perquisites:
Excise Tax Gross-up	—	—	$776,108	—	—	—
Health Care and Life Insurance Coverage	—	$14,622	$21,932	—	—	—
Life Insurance Proceeds	—	—	—	—	$280,000	—
Auto Allowance	—	—	$43,200	—	—	—
Club Dues	—	—	$3,387	—	—	—
Accrued Vacation Pay	$11,846	$11,846	$11,846	$11,846	$11,846	$11,846

Total	$11,846	$1,080,219	$3,093,963	$11,846	$989,336	$709,336
12/31/2009 stock price	$7.90

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.

Carlos R. Pena’s Benefits and Payments Upon Termination as of 12/31/2009	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$500,000	$750,000	—	—	—
Short-term Incentive	—	$250,000	$750,000	—	$125,000	$125,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$97,210	$279,680	—	$279,680	$279,680
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$31,600	$94,800	—	$94,800	$94,800
Unvested and Accelerated Restricted Cash Bonus Payment	—	$55,800	$111,600	—	$111,600	$111,600

Benefits and Perquisites:
EExcise Tax Gross-up	—	—	$701,975	—	—	—
Health Care and Life Insurance Coverage	—	$14,568	$21,851	—	—	—
Life Insurance Proceeds	—	—	—	—	$250,000	—
Auto Allowance	—	—	$43,200	—	—	—
Accrued Vacation Pay	$14,423	$14,423	$14,423	$14,423	$14,423	$14,423

Total	$14,423	$963,601	$2,767,529	$14,423	$875,503	$625,503
12/31/2009 stock price	$7.90

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.

The terms for the payments for involuntary not-for-cause termination (non-change in control) and for involuntary or good reason termination (following a change in control) are summarized under the heading “Key Executive Severance Plan” of this section. In the event of a change in control termination, if the termination qualified as (i) a change in ownership or effective control or (ii) a change in ownership of a substantial portion of our assets, in either case as defined in Section 280G of the Internal Revenue Code, then severance payments and benefits paid to our named executive officers may be subject to an excise tax under Section 4999 of the Internal Revenue Code. In the event a named executive officer is subject to such excise tax, the named executive officer will be entitled to a gross-up payment, such that after payment of all taxes on the gross-up payment, the named executive officer retains sufficient funds to pay the excise taxes that result from the severance payments and benefits received. If an officer voluntarily terminated employment or was fired for cause between December 31, 2009 and the payment of the annual cash incentive, then the officer would not receive that award. The named executive officers are entitled to accrued vacation only for voluntary terminations and terminations for cause. The life insurance plan pays the beneficiary an amount equal to the applicable officer’s annual salary up to a maximum of $300,000.

Compensation Committee Interlocks and Insider Participation

Messrs. Burkhardt, Thompson and Urban served on our Compensation Committee during the fiscal year ended December 31, 2009. No member of the Compensation Committee (1) was an officer or employee of our company or a subsidiary of our company during that period, (2) was formerly an officer of our company or a subsidiary of our company or (3) had any relationship required to be disclosed in this proxy statement pursuant to Item 404 of Regulation S-K.

During the fiscal year ended December 31, 2009, none of our named executive officers served as (1) a member of a compensation committee of another company, one of whose executive officers served on our Compensation Committee; (2) a director of another company, one of whose executive officers served on our Compensation Committee; or (3) a member of a compensation committee of another company, one of whose executive officers served as one of our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit committee reviews any transaction in which (1) we or any of our subsidiaries, on the one hand, and (2) any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, on the other hand, is, was or is proposed to be a participant and the amount involved exceeds $120,000. Our chief financial officer is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to any such related-party transaction, including information provided to management in the annual director and officer questionnaires. Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by our board of directors.

None of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2009, or in any currently proposed transaction, to which we or any of our subsidiaries was or is a party in which the amount involved exceeds $120,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and we are required to disclose in this proxy statement any failure to file by these dates.

In making these disclosures, we relied solely on written statements of directors, executive officers and shareholders, and copies of the reports that they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Pioneer Drilling Company:

The Audit Committee of Pioneer Drilling Company’s Board of Directors is presently comprised of the three directors named below. Each member of the Audit Committee is an independent director, as defined by applicable Securities and Exchange Commission rules and NYSE Amex listing standards. The Audit Committee met six times during the fiscal year ended December 31, 2009. We have reviewed and discussed with management and KPMG LLP Pioneer Drilling Company’s audited financial statements as of and for the fiscal year ended December 31, 2009.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

We have received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and we have discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors of Pioneer Drilling Company that the audited financial statements referred to above be included in Pioneer Drilling Company’s report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee

Dean A. Burkhardt John Michael Rauh (Chairman) C. John Thompson

The information above in the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of our Board of Directors has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. KPMG LLP has served as our independent public accountants since 1979. Although shareholder ratification is not required, the board has directed that such appointment be submitted to the shareholders for ratification at the annual meeting. If our shareholders do not ratify the appointment of KPMG LLP at the annual meeting, the audit committee will consider such event in its selection of the Company’s independent registered public accounting firm for the 2011 fiscal year. Additionally, even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2010 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that vote for or against or expressly abstain from voting is necessary to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the ratification of selection of the independent registered public accounting firm. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, will vote in favor of the ratification of the selection of KPMG LLP as our independent registered public accounting firm. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the appointment of our independent registered public accounting firm, and a broker non-vote will not have any effect on the vote.

Principal Accounting Fees and Services

The aggregate fees billed by KPMG LLP in the fiscal years ended December 31, 2009 and December 31, 2008 for services are as follows:

Type of Fees	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2008
Audit Fees	$887,658	$1,135,000

Audit Fees include aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements, audit of our internal control over financial reporting and review of financial statements included in our Form 10-Qs and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC) in the fiscal years ended December 31, 2009 and December 31, 2008.

Audit Committee’s Pre-Approval Policies and Procedures. The audit committee has established a policy for the pre-approval of audit and non-audit services performed for us by the independent auditors, which also specifies the types of services that the independent auditors may and may not provide to us. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include audit services and audit-related services, such as due diligence services pertaining to potential business acquisitions and dispositions, and may also include other services. The audit committee approved all of the fees and services described above. At the present time, we use a third party other than KPMG LLP to prepare our tax returns and assist with tax-compliance issues. The term of any pre-approval is twelve months and is generally subject to certain specific budgeted amounts or ratios, as determined by the audit committee. The audit committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services which were addressed in the pre-approval, but which exceed pre-approved cost levels or budgeted amounts, will also require specific pre-approval by the audit committee. The audit committee does not delegate its responsibilities concerning pre-approval of services to management. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for services performed to date.

During the fiscal year ended December 31, 2009, no pre-approval requirements were waived pursuant to the limited waiver provisions in applicable rules of the SEC.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as independent auditors of Pioneer Drilling Company for the fiscal year ending December 31, 2010.

EXPENSES RELATED TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and regular employees may solicit proxies by telephone or personal calls without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners.

OTHER INFORMATION

Date for Submission of Shareholder Proposals

Under rules the SEC has established, any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2011 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, so that we receive such notice by no later than December 10, 2010, unless the date of our 2011 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2010 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2011 Annual Meeting of Shareholders. If you submit a shareholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting. In general, the procedure provides that shareholders must submit proposals to us in writing containing certain information specified in our bylaws not more than 180 days and not less than 90 days prior to the first anniversary of our preceding year’s annual meeting. Accordingly, in order to be brought before our 2011 Annual Meeting of Shareholders, any such proposal must be submitted so that we receive the proposal no earlier than November 15, 2010 and no later than the close of business on February 14, 2011. Shareholders should submit any such proposals to our Corporate Secretary at Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. These requirements are in addition to the SEC’s requirements that a shareholder must comply with to have a shareholder proposal included in our proxy statement.

Shareholder Communications

Our board of directors has provided for a process for shareholders to send communications to the board of directors. Any shareholder can send communications to the board of directors by mail as follows:

Board of Directors of Pioneer Drilling Company

c/o Corporate Secretary

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

All shareholder communications will be relayed to all board members. Communications from an officer or director of the Company will not be viewed as shareholder communications for purposes of the procedure. Communications from an employee or agent of the Company will be viewed as shareholder communications for purposes of the procedure only if those communications are made solely in such employee’s or agent’s capacity as a shareholder.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares though a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (210) 828-7689. We will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2009 annual report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Annual Report and Additional Materials

Our annual report for the fiscal year ended December 31, 2009 is being distributed with this proxy statement. Copies of our annual report on Form 10-K for such period (including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 for our most recent fiscal year, but excluding exhibits) may be obtained without charge upon written or oral request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (210) 828-7689.

Other Matters

Our board of directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will have discretion to vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

By Order of the Board of Directors

Carlos R. Peña Vice President, General Counsel, Secretary and Compliance Officer

San Antonio, Texas

April 9, 2010

(Front of Card)

PIONEER DRILLING COMPANY

Proxy for the Annual Meeting of Shareholders

to be Held on May 14, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wm. Stacy Locke and Lorne E. Phillips, and each of them, with full power of substitution and resubstitution, to represent the undersigned and to vote all the shares of common stock of Pioneer Drilling Company, a Texas corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 14, 2010 and at any adjournments or postponements thereof (1) as hereinafter specified on the proposals listed on the reverse side hereof and as more particularly described in the Proxy Statement of the Company dated April 9, 2010 (the “Proxy Statement”) and (2) in their discretion on such other matters as may properly come before the meeting.

Every properly signed proxy that is returned prior to the meeting will be voted in accordance with the specifications made thereon. If not otherwise specified, the shares represented by this proxy will be voted (1) FOR the nominee listed in Proposal 1 and (2) FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010, as set forth in Proposal 2.

The undersigned hereby acknowledges receipt of the Company’s Annual Report for the year ended December 31, 2009, the Notice of 2010 Annual Meeting of Shareholders and the related Proxy Statement.

(Back of Card)

Please mark, sign and date your Proxy Card and promptly return it in the enclosed envelope.

ANNUAL MEETING OF SHAREHOLDERS PIONEER DRILLING COMPANY

May 14, 2010

Please fold and detach here.

☒ Please mark votes in blue or black ink, as in this example.

The board of directors recommends a vote FOR each of the following proposals:

PROPOSAL 1. To elect the nominee listed below to the board of directors of Pioneer Drilling Company.

☐ FOR the nominee listed at right	☐ WITHHOLD AUTHORITY to vote for the nominee listed at right.	NOMINEE: John Michael Rauh

PROPOSAL 2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies given by the undersigned with respect to the Company’s 2010 Annual Meeting of Shareholders and related to the shares of common stock covered hereby.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Date:	Signature:

Date:	Signature:

MARK HERE FOR ADDRESS CHANGE ☐ AND NOTE AT LEFT

NOTE: Please sign exactly as your name(s) appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. If a corporation, please print full corporation name and have authorized officer sign and indicate title. If a partnership, please print partnership name and have authorized person sign and indicate title.